Exhibit 99.1
Enphase Energy Reports Financial Results for the Fourth Quarter of 2021
FREMONT, Calif., Feb. 8, 2022 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company and the world’s leading supplier of microinverter-based solar and battery systems, announced today financial results for the fourth quarter of 2021, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported record quarterly revenue of $412.7 million in the fourth quarter of 2021, along with 40.2% for non-GAAP gross margin. We shipped approximately 3,033,891 microinverters, or 1,082 megawatts DC, and 100.2 megawatt hours of Enphase IQ™ Batteries.
Financial highlights for the fourth quarter of 2021 are listed below.
•Record revenue of $412.7 million
•GAAP gross margin of 39.6%; non-GAAP gross margin of 40.2%
•GAAP operating income of $57.7 million; non-GAAP operating income of $97.7 million
•GAAP net income of $52.6 million; non-GAAP net income of $102.8 million
•GAAP diluted earnings per share of $0.37; non-GAAP diluted earnings per share of $0.73
•Cash flow from operations of $97.2 million
•Ending cash, cash equivalents and marketable securities balance of $1.0 billion after completing $300.0 million of common stock repurchases in December 2021
Our revenue and earnings for the fourth quarter of 2021 are provided below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q4 2021	Q3 2021	Q4 2020	Q4 2021	Q3 2021	Q4 2020
Revenue	$412,719	$351,519	$264,839	$412,719	$351,519	$264,839
Gross margin	39.6%	39.9%	46.0%	40.2%	40.8%	40.2%
Operating expenses	$105,619	$103,007	$42,824	$68,182	$57,341	$34,193
Operating income	$57,695	$37,351	$79,114	$97,725	$85,932	$72,356
Net income	$52,591	$21,809	$72,991	$102,779	$84,157	$71,342
Basic EPS	$0.39	$0.16	$0.57	$0.76	$0.62	$0.56
Diluted EPS	$0.37	$0.15	$0.50	$0.73	$0.60	$0.51
Our revenue and earnings for the fiscal year 2021 are given below, compared with those of the prior year:
(In thousands, except per share data and percentages)

	GAAP		Non-GAAP
	FY 2021	FY 2020	FY 2021	FY 2020
Revenue	$1,382,049	$774,425	$1,382,049	$774,425
Gross margin	40.1%	44.7%	40.7%	40.1%
Operating expenses	$338,590	$159,542	$220,918	$118,296
Operating income	$215,832	$186,439	$341,054	$192,504
Net income	$145,449	$133,995	$340,314	$188,526
Basic EPS	$1.09	$1.07	$2.54	$1.50
Diluted EPS	$1.02	$0.95	$2.41	$1.37

Total revenue increased 17%, compared to the third quarter of 2021. We were able to meet the surge in customer demand while successfully navigating supply constraints and logistics challenges. Strong demand for our IQ™ Microinverters continued in the fourth quarter of 2021, while shipments of our IQ Batteries increased approximately 53%, compared to the third quarter of 2021. Our non-GAAP gross margin was 40.2% in the fourth quarter of 2021, compared to 40.8% in the third quarter of 2021, primarily due to product mix.
Non-GAAP operating expenses increased to $68.2 million in the fourth quarter of 2021, compared to $57.3 million in the prior quarter, primarily due to additional investment in product launches, R&D, and IT infrastructure. Non-GAAP operating income was $97.7 million in the fourth quarter of 2021, compared to $85.9 million in the third quarter of 2021.
We exited the fourth quarter of 2021 with $1.0 billion in cash, cash equivalents and marketable securities and generated $97.2 million in cash flow from operations in the fourth quarter of 2021. Capital expenditures were $13.2 million in the fourth quarter of 2021, compared to $12.7 million in the third quarter of 2021.
We started production shipments of IQ8 Microinverters for customers in North America in the fourth quarter of 2021. IQ8 solar microinverters can form a microgrid during a power outage using only sunlight, providing backup power even without a battery. IQ8’s grid-forming technology eliminates traditional ratio requirements between solar system size and battery size. With IQ8, any home can adopt Enphase technology for backup, even with no battery or a small battery.
We completed the acquisition of ClipperCreek in the fourth quarter of 2021. Founded in 2006, ClipperCreek offers electric vehicle (EV) charging solutions for residential and commercial customers in the U.S. The increasing penetration of EVs has implications for home energy management. Homes will consume significantly more power with an EV and the large EV battery could be used for backup and grid services in the future. This acquisition will soon leverage our power conversion and software platform to manage loads and resources within the home.
We continued to make excellent progress on our installer digital platform. We acquired 365 Pronto, Inc. during the fourth quarter of 2021. The company offers a predictive software platform dedicated to simplifying maintenance by matching cleantech asset owners to a local and on-demand workforce of service providers. Our two prior acquisitions, which provide proposal software and permitting services for installers, continue to do well with new features slated for release this year.
For the full year 2021, revenue was $1,382.0 million, compared to $774.4 million in 2020. We generated a record $352.0 million in cash flow from operations in 2021, compared to $216.3 million in 2020. GAAP net income was $145.4 million, resulting in diluted earnings per share of $1.02. Non-GAAP net income was $340.3 million, resulting in Non-GAAP diluted earnings per share of $2.41.
BUSINESS HIGHLIGHTS
On Nov. 29, 2021 Enphase Energy announced that its microinverter-based solar systems are becoming increasingly preferred for commercial installations by government and community organizations in Australia seeking to offset daytime electricity costs and make progress towards net zero goals. Enphase’s distributed and all-AC architecture combined with panel-level monitoring ensures that Enphase microinverter-based solar systems are smart and safer choices for solar assets installed on commercial facilities.
On Dec. 2, 2021 Enphase Energy announced its participation in Arizona Public Service (APS) Residential Battery Pilot grid services program. The program offers homeowners with Enphase IQ Batteries in APS’s service territory two ways to participate and earn money through one-time, upfront incentives. More Arizonans than ever before will get to experience the benefits of Enphase solar and battery systems, while also helping to make the grid more reliable.
On Jan. 27, 2022, Enphase Energy and Semper Solaris, one of the nation’s leading home solar and battery contractors headquartered in California, announced a strategic partnership focused on deploying Enphase Energy Systems, powered by IQ Microinverters and IQ Batteries, across California. Enphase Energy Systems and the Enphase® App give households enhanced control and flexibility, enabling them to optimize their home energy system around various rate structures through self-consumption, seamless participation in grid services programs, and the ability to go off-grid.

Enphase Energy recently announced that Enphase installers in Southern California, Washington, D.C. area, New York, Colorado, Illinois, Washington, Pennsylvania, Massachusetts, and Arizona have seen growing deployments of the Enphase Energy System powered by IQ Microinverters and IQ Batteries. Enphase customers are interested in energy resilience during power outages and harsh weather conditions that threaten their electric supply.
FIRST QUARTER 2022 FINANCIAL OUTLOOK
For the first quarter of 2022, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $420 million to $440 million, which includes shipments of 110 to 120 megawatt hours of Enphase IQ Batteries
•GAAP gross margin to be within a range of 37.0% to 40.0%; non-GAAP gross margin to be within a range of 38.0% to 41.0%, excluding stock-based compensation expenses and acquisition related amortization
•GAAP operating expenses to be within a range of $130.5 million to $133.5 million, including $63.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
•Non-GAAP operating expenses to be within a range of $67.5 million to $70.5 million, excluding $63.0 million estimated for stock-based compensation expenses and acquisition related costs and amortization
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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.

Tariff refunds. This item represents approved tariff refunds, and interest income earned on those refunds, by the U.S. Customs and Border Protection that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. Approved refunds relate to tariffs previously paid from September 24, 2018 to March 31, 2020 and are excluded from the non-GAAP measures as the refunds are non-recurring in nature for tariff costs incurred in the past and are not reflective of the Company’s ongoing financial performance.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s business acquisitions, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for the Company except in the period the financing was secured and such amortization expense is not reflective of the Company’s ongoing financial performance.
Loss on partial settlement of convertible notes. This item is reflected in other income (expense), net and represents (i) the difference between the carrying value and the fair value of the settled convertible notes and (ii) the inducement loss for the difference between the value of the shares issued to settle the convertible notes and the value of the shares that would have been issued under the original conversion terms with respect to the repurchased Notes due 2025, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Free cash flow. This item represents net cash flows from operating activities plus deemed repayment of convertible notes attributable to accreted debt discount reported in operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its fourth quarter 2021 results and first quarter 2022 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 3394425. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 3394425, beginning approximately one hour after the call.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance, expense levels, liquidity sources, the capabilities, advantages, features and performance of our technology and products, including the ability to simplify and reduce installation time, our business strategies and anticipated demand for and availability of our products and services, the impact to our installation partners and homeowners, and the capabilities and performance of our partners. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems that enable people to harness the sun to make, use, save, and sell their own power—and control it all with a smart mobile app. The company revolutionized the solar industry with its microinverter-based technology and builds all-in-one solar, battery, and software solutions. Enphase has shipped more than 42 million microinverters, and approximately 1.9 million Enphase-based systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy, Enphase, the “e” logo, IQ, and certain other names and marks are registered trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:
Karen Sagot
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net revenues	$412,719	$351,519	$264,839	$1,382,049	$774,425
Cost of revenues (1)	249,405	211,161	142,901	827,627	428,444
Gross profit	163,314	140,358	121,938	554,422	345,981
Operating expenses:
Research and development	31,589	29,411	15,801	105,526	55,921
Sales and marketing	44,470	39,296	14,139	128,974	52,927
General and administrative	29,560	34,300	12,884	104,090	50,694
Total operating expenses	105,619	103,007	42,824	338,590	159,542
Income from operations	57,695	37,351	79,114	215,832	186,439
Other income (expense), net
Interest income	414	110	673	695	2,156
Interest expense	(12,689)	(12,628)	(5,901)	(45,152)	(21,001)
Other income (expense), net	5,236	874	503	6,050	(799)
Loss on partial settlement of convertible notes (2)	(115)	—	(3,037)	(56,497)	(3,037)
Change in fair value of derivatives (3)	—	—	—	—	(44,348)
Total other expense, net	(7,154)	(11,644)	(7,762)	(94,904)	(67,029)
Income before income taxes	50,541	25,707	71,352	120,928	119,410
Income tax benefit (provision)	2,050	(3,898)	1,639	24,521	14,585
Net income	$52,591	$21,809	$72,991	$145,449	$133,995
Net income per share:
Basic	$0.39	$0.16	$0.57	$1.09	$1.07
Diluted	$0.37	$0.15	$0.50	$1.02	$0.95
Shares used in per share calculation:
Basic	134,920	134,721	126,980	134,025	125,561
Diluted	141,480	141,220	145,990	142,878	141,918

(1)    We sought refunds totaling approximately $38.9 million plus $0.6 million accrued interest on tariffs previously paid from September 24, 2018 to March 31, 2020 for certain microinverters that qualify for the tariff exclusion on Chinese imported microinverter products that fit the dimensions and weight limits within a Section 301 Tariff exclusion under U.S. note 20(ss)(40) to subchapter III of chapter 99 of the Harmonized Tariff Schedule of the United States. The refund request was subject to review and approval by the U.S. Customs and Border Protection; therefore, we assessed the probable loss recovery in the three and twelve months ended December 31, 2020 was equal to the $16.5 million and $39.5 million, respectively, approved refund requests available to us prior to the date our financial statements were expected to be issued. As of the three and twelve months ended December 31, 2020, we had recorded $15.9 million and $38.9 million, respectively as a reduction to cost of revenues, and $0.6 million as interest income, in our consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues.
(2)    Loss on partial settlement of convertible notes of $0.1 million for the three months ended December 31, 2021, primarily relates to the non-cash loss on settlement of $1.1 million remaining aggregate principal amount of the Notes due 2024. Loss on partial settlement of convertible notes of $56.5 million for the year ended December 31, 2021 primarily relates to the $9.6 million non-cash loss on settlement of $88.2 million remaining aggregate principal amount of the Notes due 2024, $9.5 million non-cash loss on partial settlement of $217.8 million aggregate principal amount of the Notes due 2025 and $37.5 million non-cash inducement loss incurred on repurchase of Notes due 2025. Loss on partial settlement of convertible notes of $3.0 million for the three and twelve months ended December 31, 2020 primarily relates to the non-cash loss on partial settlement of $43.9 million aggregate principal amount of the Notes due 2024.

(3)    Change in fair value of derivatives of $44.3 million for the year ended December 31, 2020, represents changes in fair value of the conversion option in the Notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the Notes due 2025 would be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions were classified as derivatives that required marked-to-market accounting. On May 20, 2020, at the Company’s annual meeting of stockholders, the stockholders approved an amendment to its certificate of incorporation to increase the number of authorized shares of the Company’s common stock. As a result, the Company will now be able to settle the Notes due 2025, convertible notes hedge and warrants through payment or delivery, as the case may be, of cash, shares of its common stock or a combination thereof, at the Company’s election. Accordingly, on May 20, 2020, the conversion option, convertible note hedge and warrant transactions were remeasured at fair value and were then reclassified to additional paid-in-capital in the condensed consolidated balance sheet in the second quarter of 2020 and are no longer remeasured as long as they continue to meet the conditions for equity classification.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$119,316	$679,379
Marketable securities	897,335	—
Accounts receivable, net	333,626	182,165
Inventory	74,400	41,764
Prepaid expenses and other assets	37,784	29,756
Total current assets	1,462,461	933,064
Property and equipment, net	82,167	42,985
Operating lease, right of use asset, net	14,420	17,683
Intangible assets, net	97,758	28,808
Goodwill	181,254	24,783
Other assets	118,726	59,875
Deferred tax assets, net	122,470	92,904
Total assets	$2,079,256	$1,200,102
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,767	$72,609
Accrued liabilities	157,912	76,542
Deferred revenues, current	62,670	47,665
Warranty obligations, current	19,395	11,260
Debt, current	86,052	325,967
Total current liabilities	439,796	534,043
Long-term liabilities:
Deferred revenues, noncurrent	187,186	125,473
Warranty obligations, noncurrent	53,982	34,653
Other liabilities	16,530	17,042
Debt, noncurrent	951,594	4,898
Total liabilities	1,649,088	716,109
Total stockholders’ equity	430,168	483,993
Total liabilities and stockholders’ equity	$2,079,256	$1,200,102

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income	$52,591	$21,809	$72,991	$145,449	$133,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,972	8,313	5,353	32,439	18,103
Provision for doubtful accounts	27	179	171	477	425
Loss on partial settlement of convertibles notes	115	—	3,037	56,497	3,037
Deemed repayment of convertible notes attributable to accreted debt discount	(133)	—	(3,132)	(15,718)	(3,132)
Non-cash interest expense	12,494	12,430	5,309	44,387	18,825
Gain on settlement of debt securities	(6,569)	—	—	(6,569)	—
Change in fair value of debt securities	111	(784)	—	(3,042)	—
Stock-based compensation	37,176	46,954	8,289	114,286	42,503
Change in fair value of derivatives	—	—	—	—	44,348
Deferred income taxes	(2,451)	1,337	(2,610)	(31,241)	(17,117)
Changes in operating assets and liabilities:
Accounts receivable	(58,091)	5,462	(57,854)	(151,160)	(34,321)
Inventory	(5,618)	(27,648)	(4,229)	(29,258)	(9,708)
Prepaid expenses and other assets	(8,123)	(3,568)	(4,185)	(26,885)	(14,636)
Accounts payable, accrued and other liabilities (1)	45,396	24,897	44,895	117,183	35,695
Warranty obligations	5,417	7,574	2,134	27,016	8,815
Deferred revenues	13,859	16,399	14,011	78,167	(10,498)
Net cash provided by operating activities	97,173	113,354	84,180	352,028	216,334
Cash flows from investing activities:
Purchases of property and equipment	(13,208)	(12,682)	(8,851)	(52,258)	(20,558)
Purchases of marketable securities	(389,466)	(545,490)	—	(934,956)	—
Maturities of marketable securities	—	35,000	—	35,000	—
Investments in private companies	—	(13,000)	(5,010)	(58,000)	(5,010)
Settlement of investment in private companies	26,569	—	—	26,569	—
Business acquisitions, net of cash acquired	(180,413)	—	—	(235,652)	—
Purchase of intangible asset	—	(250)	—	(250)	—
Net cash used in investing activities	(556,518)	(536,422)	(13,861)	(1,219,547)	(25,568)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs	—	—	—	1,188,439	312,420
Purchase of convertible note hedges	—	—	—	(286,235)	(89,056)
Sale of warrants	—	—	—	220,800	71,552
Principal payments and financing fees on debt	(272)	—	(306)	(1,694)	(2,575)
Partial repurchase of convertible notes	(935)	—	(40,728)	(290,247)	(40,728)
Repurchase of common stock	(300,000)	—	—	(500,000)	—

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Proceeds from exercise of equity awards and employee stock purchase plan	3,800	42	3,687	7,484	8,395
Payment of withholding taxes related to net share settlement of equity awards	(8,825)	(3,313)	(16,288)	(29,136)	(68,330)
Net cash provided by (used in) financing activities	(306,232)	(3,271)	(53,635)	309,411	191,678
Effect of exchange rate changes on cash and cash equivalents	(653)	(376)	903	(1,955)	826
Net increase (decrease) in cash and cash equivalents	(766,230)	(426,715)	17,587	(560,063)	383,270
Cash, cash equivalents and restricted cash—Beginning of period	885,546	1,312,261	661,792	679,379	296,109
Cash and cash equivalents —End of period	$119,316	$885,546	$679,379	$119,316	$679,379

(1)    As of December 31, 2020, we have received $24.8 million of tariff refunds and accrued for $14.7 million tariff refunds that were approved, however, not yet received on or before December 31, 2020. In the three months and twelve months ended December 31, 2020, we have recorded $15.9 million and $38.9 million, respectively, as a reduction to cost of revenues, and $0.6 million as interest income, in our consolidated statements of operations as the approved refunds relate to paid tariffs previously recorded to cost of revenues, therefore, we recorded the corresponding approved tariff refunds as credits to cost of revenues in the current period. The tariff refund receivable of $14.7 million is recorded as a reduction of accounts payable to Flex Ltd. and affiliates (“Flex”), our manufacturing partner and the importer of record who will first receive the tariff refunds, on the condensed consolidated balance sheet as of December 31, 2020.

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Gross profit (GAAP)	$163,314	$140,358	$121,938	$554,422	$345,981
Stock-based compensation	2,409	2,915	522	7,366	3,759
Tariff refunds	—	—	(15,911)	—	(38,940)
Acquisition related amortization	184	—	—	184	—
Gross profit (Non-GAAP)	$165,907	$143,273	$106,549	$561,972	$310,800

Gross margin (GAAP)	39.6%	39.9%	46.0%	40.1%	44.7%
Stock-based compensation	0.6%	0.9%	0.2%	0.6%	0.5%
Tariff refunds	—%	—%	(6.0)%	—%	(5.1)%
Acquisition related amortization	—%	—%	—%	—%	—%
Gross margin (Non-GAAP)	40.2%	40.8%	40.2%	40.7%	40.1%

Operating expenses (GAAP)	$105,619	$103,007	$42,824	$338,590	$159,542
Stock-based compensation (1)	(34,767)	(44,039)	(7,767)	(106,920)	(38,744)
Acquisition related expenses and amortization	(2,670)	(1,627)	(864)	(10,752)	(2,502)
Operating expenses (Non-GAAP)	$68,182	$57,341	$34,193	$220,918	$118,296

(1) Includes stock-based compensation as follows:
Research and development	$11,712	$10,999	$3,271	$33,927	$12,701
Sales and marketing	13,090	15,472	2,044	37,434	11,548
General and administrative	9,965	17,568	2,452	35,559	14,495
Total	$34,767	$44,039	$7,767	$106,920	$38,744

Income from operations (GAAP)	$57,695	$37,351	$79,114	$215,832	$186,439
Stock-based compensation	37,176	46,954	8,289	114,286	42,503
Tariff refunds	—	—	(15,911)	—	(38,940)
Acquisition related expenses and amortization	2,854	1,627	864	10,936	2,502
Income from operations (Non-GAAP)	$97,725	$85,932	$72,356	$341,054	$192,504

Net income (GAAP)	$52,591	$21,809	$72,991	$145,449	$133,995
Stock-based compensation	37,176	46,954	8,289	114,286	42,503
Tariff refunds	—	—	(16,538)	—	(39,567)
Acquisition related expenses and amortization	2,854	1,627	864	10,936	2,502
Non-cash interest expense	12,494	12,430	5,309	44,387	18,825
Loss on partial settlement of convertible notes	115	—	3,037	56,497	3,037
Change in fair value of derivatives	—	—	—	—	44,348
Non-GAAP income tax adjustment	(2,451)	1,337	(2,610)	(31,241)	(17,117)
Net income (Non-GAAP)	$102,779	$84,157	$71,342	$340,314	$188,526

	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income per share, basic (GAAP)	$0.39	$0.16	$0.57	$1.09	$1.07
Stock-based compensation	0.28	0.35	0.07	0.85	0.34
Tariff refunds	—	—	(0.13)	—	(0.32)
Acquisition related expenses and amortization	0.02	0.01	0.01	0.08	0.02
Non-cash interest expense	0.09	0.09	0.04	0.33	0.15
Loss on partial settlement of convertible notes	—	—	0.02	0.42	0.03
Change in fair value of derivatives	—	—	—	—	0.35
Non-GAAP income tax adjustment	(0.02)	0.01	(0.02)	(0.23)	(0.14)
Net income per share, basic (Non-GAAP)	$0.76	$0.62	$0.56	$2.54	$1.50

Shares used in basic per share calculation GAAP and Non-GAAP	134,920	134,721	126,980	134,025	125,561

Net income per share, diluted (GAAP)	$0.37	$0.15	$0.50	$1.02	$0.95
Stock-based compensation	0.27	0.34	0.07	0.81	0.31
Tariff refunds	—	—	(0.12)	—	(0.28)
Acquisition related expenses and amortization	0.02	0.01	0.01	0.08	0.02
Non-cash interest expense	0.09	0.09	0.04	0.32	0.14
Loss on partial settlement of convertible notes	—	—	0.02	0.40	0.02
Change in fair value of derivatives	—	—	—	—	0.33
Non-GAAP income tax adjustment	(0.02)	0.01	(0.01)	(0.22)	(0.12)
Net income per share, diluted (Non-GAAP) (2)	$0.73	$0.60	$0.51	$2.41	$1.37

Shares used in diluted per share calculation GAAP	141,480	141,220	145,990	142,878	141,918
Shares used in diluted per share calculation Non-GAAP (3)	140,680	140,516	139,527	141,181	137,469

Net cash provided by operating activities (GAAP)	$97,173	$113,354	$84,180	$352,028	$216,334
Purchases of property and equipment	(13,208)	(12,682)	(8,851)	(52,258)	(20,558)
Deemed repayment of convertible notes due 2024 and notes due 2025 attributable to accreted debt discount	133	—	3,132	15,718	3,132
Free cash flow (Non-GAAP)	$84,098	$100,672	$78,461	$315,488	$198,908

(2)    Calculation of non-GAAP diluted net income per share for the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, as well as the years ended December 31, 2021 and 2020, excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million in each period from non-GAAP net income.
(3)    Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where the Company has GAAP net income. The Company excluded the in-the-money portion of convertible notes due 2024 totaling 38 thousand shares, 45 thousand shares and 5,063 thousand shares in the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and 768 thousand and 4,449 thousand shares for the year ended December 31, 2021, and 2020, respectively, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2024. The Company excluded the in-the-money portion of convertible notes due 2025 totaling 763 thousand shares, 658 thousand shares and 1,401 thousand shares in the three months ended December 31, 2021, September 30, 2021 and December 31, 2020, respectively, and 929 thousand shares for the year ended December 31, 2021, from non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the notes due 2025.